Exhibit 99.1

FOR IMMEDIATE RELEASE

April 25, 2006

MILLENNIUM BANKSHARES ANNOUNCES RECORD FIRST QUARTER

EARNINGS OF $827 THOUSAND; 21% INCREASE FROM PRIOR YEAR

•	Earnings per share of $0.09 up 12.5% from prior year

•	2006 guidance reaffirmed

•	Board declares $0.02 per share quarterly cash dividend

Reston, VA – April 25, 2006 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced record net income for the quarter ended March 31, 2006 of $827,000, or $0.09 per share, versus $685,000, or $0.08 per share, for the same period last year, an increase of 21%. This represents the highest quarterly earnings reported in the Company’s history. On a linked quarter basis, net income of $827,000 for first quarter 2006 compares to core net income of $460,000 in fourth quarter 2005, exclusive of fourth quarter 2005 charges related to a securities restructuring and costs associated with a terminated acquisition.

“We are off to a good start in the new year,” stated Carroll C. Markley, Chairman and CEO. “We are actually slightly ahead of where we thought we would be, and that is despite a continued flat yield curve and market conditions that remain challenging at best. Additionally, our first quarter numbers are completely core in nature, with no one-time items, either positive or negative.”

Return on average assets and return on average equity for the quarter ended March 31, 2006 were 0.80% and 6.98%, respectively, as compared to 0.70% and 5.62% for first quarter 2005. The improvement in net income and profitability was attributable in large measure to improved operating efficiency, driven in part by the personnel reductions affected in fourth quarter 2005. The Company’s efficiency ratio improved from 72.4% in first quarter 2005 to 67.6% in first quarter 2006. The net interest margin declined from 3.33% in first quarter 2005 to 3.28% in first quarter 2006 due to changes in balance sheet composition and the effects of more aggressive deposit pricing strategies. The changes in other income and operating expense between the periods are reflective of the previously disclosed reorganization of the mortgage operation undertaken in late 2005 and a company-wide focus on expense control. The effective tax rate declined to 23% in first quarter 2006 from 34% in the same quarter last year reflecting the positive impact of the Company’s purchase of municipal securities and Bank owned life insurance, the income from which is not subject to federal tax.

“I am very encouraged that the initiatives implemented to improve our profitability are producing positive results,” stated Carroll C. Markley, Chairman and CEO. “We believe we are on the right course to meet our financial objectives as outlined earlier this year and reaffirm our earlier guidance as referenced below.”

Balance Sheet Overview

Comparing March 31, 2006 to December 31, 2005, investments increased 6% as the Company continued an investment leveraging strategy with municipal securities, designed to utilize capital until loan volume increases. Net loans only increased by $1.7 million as several unanticipated payoffs were received on certain large commercial real estate credits and loan participations. Loans held for sale declined to $8.7 million at March 31, 2006 from $22.0 million as the volume of originations declined. The lower volume of loans held for sale is expected to continue in the 2nd quarter 2006. Total deposits increased by $7.1 million. Of this increase, $5.0 million was reflected in demand deposits. The Company has implemented several strategies to improve its demand deposit base, including electronic check deposit, automated wire notification, a corporate-wide incentive program and the establishment of an asset-based lending division. We expect a continued upward trend in demand deposit growth in 2006 as a result of these strategies. The Company has also recently adopted more aggressive deposit pricing strategies, the results of which have yet to be fully reflected in our March 31, 2006 balance sheet. The Company reduced its reliance on wholesale borrowings by $10.1 million since December 31, 2005 and expects wholesale borrowings to be further reduced by $10.0 million to $20.0 million during second quarter 2006.

On March 16, 2006, the Board of Directors of Millennium Bankshares also declared a common stock cash dividend of $0.02 per share, which will be payable on June 1, 2006 to shareholders of record on May 15, 2006. This dividend will represent the second payment of a dividend to Millennium shareholders since the Company began operations in 1999.

Financial Objectives for 2006. The Company reaffirms guidance on three major objectives for 2006 that are points of emphasis for senior management:

•	Net income of $3.5 million, or $0.40 per share;

•	A return on shareholders’ equity of 7.25%. Millennium’s goal will be a return on equity of 8.5% for 2007 and 10.0% for 2008;

•	An efficiency ratio below 65%.

The foregoing estimates constitute forward-looking statements that are based upon various factors and current assumptions management believes are reasonable, including the implementation of the initiatives described above. However, projections are inherently uncertain, and our actual results for 2006 may differ significantly from these estimates due to uncertainties and risks related to our business, including those described below under the heading “Forward-Looking Statements.”

Non-GAAP Financial Measure

To supplement the unaudited financial highlights that accompany this news release and are presented in accordance with accounting principles generally accepted in the United States of America (GAAP), the Company has disclosed, in this news release and the accompanying financial highlights, “core earnings”, which is a non-GAAP measure of operating results that excludes certain items. In the accompanying financial highlights, net income is presented both as reported (on a GAAP basis) and as excluding the impact of certain items, which are comprised of after-tax charges related to writing off transaction costs associated with the acquisition of Albemarle First Bank, which was terminated during the fourth quarter 2005, and after-tax securities losses incurred in the fourth quarter to improve the investment portfolio risk profile.

Management believes the presentation of core earnings provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period-over-period comparisons of such operations. While the Company believes that this financial measure is useful in evaluating the Company’s business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, this non-GAAP measure may not be the same as similar measures presented by other companies. See “Reconciliation of GAAP Net Income to Core Earnings” for the three months ended December 31, 2005 included in the accompanying financial highlights for a reconciliation of core earnings to GAAP net income.

Forward-Looking Statements

This news release contains comments, information and guidance that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by Millennium Bankshares with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. Millennium Bankshares undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Carroll C. Markley, Chairman and CEO

703-464-1970

Dale G. Phelps, CFO

(703) 464-1962

Millennium Bankshares Corporation

Financial Highlights

(Unaudited)

	Three Months Ended March 31,		% Change	Three Months Ended December 31, 2005
(Dollars in thousands, except per share data)	2006	2005
Operations
Interest income	$6,447	$5,507	17.1	$6,212
Interest expense	3,374	2,390	41.2	3,061

Net interest income	3,073	3,117	-1.4	3,151
Provision for loan losses	—	97	—	(161)

Net interest income after provision for loan losses	3,073	3,020	1.8	3,312
Other Income (1)	579	1,004	-42.3	340
Operating expense (1)	2,574	2,984	-13.7	3,815

Income before income taxes	1,078	1,040	3.7	(163)
Income tax expense	251	355	-29.3	(147)

Net Income	$827	$685	20.7	$(16)

Reconciliation of GAAP Net Income to Core Earnings
Net Income				(16)
Add securities losses, net of tax, included in other income incurred in 2005 to improve investment portfolio risk profile				137
Add merger-related expenses, net of tax, included in operating expense, from the proposed acquisition of Albemarle First Bank which was terminated on November 28, 2005 as previously disclosed in a Form 8-K filed on November 29, 2005.				339

Core earnings				$460

Per Share Data
Basic earnings per share	0.09	0.08	12.5
Diluted earnings per share	0.09	0.08	12.5
Book value per share	5.44	5.33	2.1
Closing stock price	9.17	8.50	7.9

Selected Average Balance Sheet Data
Investments	$135,500	$100,409	34.9
Loans, net (including loans held for sale)	262,431	276,508	-5.1
Total assets	419,676	389,235	7.8
Deposits	289,918	294,961	-1.7
Borrowings	79,806	43,678	82.7
Shareholders’ equity	48,078	48,750	-1.4

Performance Ratios
Return on average assets	0.80%	0.70%
Return on average equity	6.98%	5.62%
Net interest margin	3.28%	3.33%
Efficiency ratio (1)	67.64%	72.41%
Non-performing assets to total assets	0.13%	0.20%
Net charge-offs to average loans	-0.01%	0.03%
Allowance for loan losses to loans	1.25%	1.03%

	March 31, 2006	December 31, 2005
Selected Balance Sheet Data
Investments	$135,652	$128,365	5.7
Loans, net	249,948	248,203	0.7
Loans held for sale	8,696	22,044	-60.6
Total assets	419,584	421,515	-0.5
Deposits	306,065	298,996	2.4
Borrowings	63,149	73,215	-13.7
Shareholders’ equity	48,366	47,693	1.4

(1)	March 2005 actuals reclassified to reflect “net gain” presentation for gains on sale of mortgage loans sold